SECURITIES AND EXCHANGE COMMISSION


                    Washington, D. C.  20549





                            FORM 8-K


                         CURRENT REPORT





             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



                Date of Report - January 14, 1994




                          ANUHCO, INC.



                State of Incorporation - Delaware

                  Commission File No. - 0-12321

          IRS Employer Identification No. - 46-0278762




                9393 West 110th Street, Suite 100

                  Overland Park, Kansas  66210

                Telephone Number - (913)-451-2800


Item 2.   ACQUISITION OF ASSETS

Effective January 1, 1994, Anuhco, Inc., ("Anuhco") through its subsidiary, Crouse Cartage Company ("Crouse Cartage"), exercised its purchase options under certain operating leases. Crouse Cartage will purchase eleven (11) terminal facilities from P&R Realty, a sole proprietorship of Ruth Crouse, mother of Larry Crouse (President and Chief Executive Officer of Crouse Cartage Company; and Director and Vice President of Anuhco, Inc.) for approximately $2.6 million. The option prices are based on the market value of each property, as established by an independent real estate appraiser, and are each equal to or less than such appraised values. Crouse Cartage intends to finance these purchases through currently available operating funds, which will include borrowing on its $2.5 million revolving credit agreement with Bankers Trust Company of Des Moines. Crouse Cartage has utilized these facilities for its operations for numerous years and currently anticipates their continued use without change.

As a result of this transaction, Anuhco's consolidated financial statements will be affected as follows:

(a)  Operating Property, at cost, will increase by approximately
     $2.6 million;

(b) Cash and temporary cash investments will decrease and short-term borrowing will increase; the total of which will approximate $2.6 million;

(c) Operating Expense (Rents) is estimated to decrease an annualized $312,000;

(d) Operating Expense (Depreciation) is estimated to increase an annualized $58,000;

(e) Operating Expense (Profit Sharing/Payroll) is estimated to increase an annualized $97,000; and

(f) Non-Operating Expense (Interest) is estimated to increase by an amount not to exceed $60,000 in 1994, and in diminishing amounts thereafter until any related balance on the revolver is fully repaid.


Item 5.   OTHER EVENTS

On February 23, 1993, a judgment in favor of Anuhco and American Freight System, Inc. ("AFS") was entered in the Circuit Court of Jackson County, Missouri, at Kansas City, Missouri ("the Court"). This judgment was entered in a case filed by Anuhco and AFS against Westinghouse Credit Corporation ("WCC") seeking damages as a result of WCC's failure to provide financing pursuant to a loan commitment issued on June 3, 1988. The judgment awarded $70 million in actual damages to be paid to Anuhco and AFS. WCC filed motions with the Court to have this judgment set aside or to have a new trial granted. On April 8, 1993 WCC's motions were overruled. WCC filed a notice of appeal of this judgment with the Western District Court of Appeals of Missouri ("the Appellate Court") and posted a $76.35 million surety bond in support of such judgment, accrued interest (9% simple interest) and other costs. Oral arguments before the Appellate Court were made on November 4, 1993, with an order expected during the first half of 1994.

The Appellate Court could (i) reverse the Court's decision, thereby eliminating the judgment; (ii) remand the case to the Court for retrial; or (iii) affirm the Court's decision. Even with the affirmation of the Appellate Court, WCC could request a rehearing before the Appellate Court and/or a transfer to the Missouri Supreme Court.

If the judgment is affirmed and/or is otherwise substantially collected and the other assets of the discontinued operations are liquidated, Anuhco could receive net proceeds of $29 million to $37 million. This represents $4 to $5 per share based on Anuhco's 7.5 million currently outstanding shares. Anuhco and AFS are unable to predict when or how this matter will ultimately be resolved.


Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

          Not Applicable.


                           SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                     ANUHCO, INC.



                    By: /s/ John P. Bigger
                       John P. Bigger
                       President, Treasurer, Chief Executive
                       Officer & Chief Financial Officer


Date:  January 14, 1994